EXHIBIT 99.1



               SPATIALIGHT CLOSES PRIVATE PLACEMENT OF $10 MILLION

                     OF 10% SENIOR SECURED CONVERTIBLE NOTES



NOVATO, Calif., Dec 6, 2004 - SpatiaLight, Inc. (Nasdaq: HDTV), a manufacturer of state-of-the-art liquid crystal on silicon (LCoS) microdisplay devices, announced today that it closed a non-brokered private placement of $10 million original principal amount of 10% senior secured convertible notes, due November 30, 2007. Under the terms of the transaction, the purchasers of the notes will have a one-year option to purchase up to an additional $5 million principal amount of notes subject to the same terms and conditions as the original $10 million of notes.

The notes are convertible, at the option of the holders, into SpatiaLight common shares at a conversion price of $9.72 per share. At the conversion price, each $1,000 principal amount of notes is convertible into 102.88 SpatiaLight common shares. The conversion price of the principal amount of the notes is equal to a 25% premium to the ten-day trailing average of the volume weighted average price of SpatiaLight common shares ending November 29, 2004, which was $7.78.

The notes will bear interest at an annual rate of 10%, payable quarterly, and will be senior secured obligations of SpatiaLight. The interest is payable in cash or SpatiaLight common shares at the option of the Company.

Under the terms of the transaction, Robert A. Olins, the Chief Executive Officer and a director of SpatiaLight, and another shareholder of the Company, have jointly committed to provide $6 million in future financing to the Company on terms and conditions to be determined at the time of any such transaction. That financing commitment shall be reduced by any funds that SpatiaLight receives from future sales or exercises of its equity, debt or derivative securities.

SpatiaLight expects to use the net proceeds from the transaction to fund construction and equipping of its state of the art manufacturing facility in the Republic of Korea and for other general working capital purposes. SpatiaLight is continuing to actively pursue additional debt financing, which may include financing backed by the Export-Import Bank of the United States, to fund additional working capital needs as the Company continues its rapid progression toward mass production.

The offering of the notes was made only to qualified institutional buyers in reliance on Section 4(2) of the Securities Act of 1933, as amended (the Securities Act) and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act. The securities offered were not registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.



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About SpatiaLight, Inc.

SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS microdisplays for use in High Definition televisions and rear projection monitors. The Company's proprietary SpatiaLight imagEngine(TM) LCoS microdisplays represent a solution for OEMs of large-screen rear projection monitors, home theater projection systems, video projectors, and other display applications. Utilizing more than 6.2 million pixels, SpatiaLight's LCoS Sets are designed to be incorporated into High Definition televisions and rear projection monitors. A SpatiaLight display unit, another Company product, is comprised of three SpatiaLight imagEngine(TM) microdisplays fitted onto a light engine designed by SpatiaLight and Fuji Photo Optical Co., Ltd. and manufactured by Fuji. SpatiaLight currently manufactures two models of its LCoS microdisplays. The "T-1" model has an active matrix of 1280 pixels by 960 pixels configuration and the newer generation "T-3" model has an active matrix of 1920 pixels by 1080 pixels configuration. SpatiaLight is committed to developing microdisplay technologies that will become the standard for the next generation of rear projection display devices and to providing OEMs with the most cost effective, high resolution microdisplays in the industry. For more information about SpatiaLight, please see the Company web site: www.spatialight.com.

Safe Harbor Statement

This news release and statements made in the webcast include forward-looking statements that reflect SpatiaLight's current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "we are confident" or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight's actual results, performance, prospects or opportunities in the remainder of 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company's filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.

Ted Banzhaf of SpatiaLight, Inc., +1-415-883-1693, ext. 132 http://www.spatialight.com